UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 29, 2020

CELL MEDX CORP.

(Exact name of registrant as specified in its charter)

NEVADA	000-54500	38-3939625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 W. Nye Ln, Suite 446 Carson City, NV		89706
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(844) 238-2692

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 29, 2020, Cell MedX Corp. (the “Company”) entered into a buyback agreement (the “Agreement”) to reacquire the worldwide exclusive direct rights for distribution of its eBalance® devices, which the Company granted to Live Current Media Inc. (“LIVC”) pursuant to a definitive agreement, dated for reference  March 21, 2019.

Pursuant to the Agreement the Company agreed to pay LIVC a royalty on all sales of the eBalance® device up to an aggregate USD$507,500 calculated as follows;

1.$25 per eBalance® device sold by the Company. This royalty will cease after the sale of 3,500 eBalance® devices, resulting in a total royalty of USD$87,500; and

2.$5 per month for each eBalance® device generating recurring monthly revenue, up to an aggregate royalty of USD$420,000.

3.The above payments are to be made quarterly.

4.If the recurring monthly revenue is changed or cancelled then the Company will pay USD$145 per each eBalance® device sold to an aggregate of USD$507,500.

In addition to the royalty, the Company agreed to issue to LIVC share purchase warrants entitling LIVC to purchase up to two million (2,000,000) common shares of the Company (the “CMXC shares”) as follows;

1.A warrant to acquire up to one million (1,000,000) CMXC shares at USD$0.50 per CMXC share (the “First Warrant”)

2.A warrant to acquire up to one million (1,000,000) CMXC shares at USD$1.00 per CMXC share (the “Second Warrant”)

3.The First Warrant and the Second Warrant expire three years after the issuance (the “Warrant Term”)

Cell MedX shall have the right, but not an obligation, to accelerate the expiry date of the warrants. The First Warrant may be accelerated in case where the weighted average closing price (the “WACP”) of the CMXC shares over any 30 consecutive trading day period that the CMXC shares trade on the OTC Market, or such other principal stock exchange or market, is equal to or greater than USD$1.00 per share. The Second Warrant may be accelerated when the WACP is equal to or greater than USD$1.75 per share. LIVC will have 30 days to exercise the warrants once LIVC receives an acceleration notice from CMXC.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

The following exhibits are provided with this Current Report:

Exhibit Number	Description of Exhibit
10.1	Buyback agreement between Live Current Media Inc. and Cell MedX Corp., dated January 29, 2020.
99.1	News Release dated January 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL MEDX CORP.

Date: January 31, 2020

By: /s/ Frank McEnulty
Frank McEnulty,
Chief Executive Officer